Exhibit 99.1

     NEWS    FOR IMMEDIATE RELEASE
Contact: Eugene F. Hovanec
Vice President, Finance &
Chief Financial Officer
(805) 388-3700

     Vitesse Completes Acquisition of
Cicada Semiconductor Corporation

     Camarillo, CA (February 4, 2004) - Vitesse Semiconductor Corporation (NASDAQ:VTSS) ("Vitesse") today announced that it has completed the acquisition of Cicada Semiconductor Corporation for approximately $65.5 million in cash.

     Vitesse is a leading designer and manufacturer of innovative silicon solutions used in the networking, communications and storage industries worldwide. Vitesse works to specifically address the requirements of system designers and OEMs by providing high-performance, integrated products that are ideally suited for use in Enterprise, Access, Metro and Core applications. Additional company and product information is available at www.vitesse.com.

     Cicada is a supplier of DSP-based integrated circuit solutions to developers of high-speed communications systems used in LANs. Cicada’s advanced Digital Signal Processing and System-on-Chip design technologies are enabling affordable, gigabit-per-second digital communications throughout the Internet's infrastructure over ubiquitous copper cable installations and legacy fiber optic links. Cicada's LAN IC products include transceivers and advanced System-on-Chip solutions for gigabit ethernet networks and backplanes.